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Exhibit 99.1

AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
Jon Grisham, Investor Relations                Susan Garland, General Inquiries
516-767-7550                                   212-445-8458


                          ACADIA REALTY TRUST ANNOUNCES
                      SALE OF 17 NON-CORE SHOPPING CENTERS

New York, NY (April 29, 2002) - Acadia Realty Trust (NYSE:AKR), a fully integrated shopping center real estate investment trust, announced today that it has completed the disposition of its non-core assets with the sale of a multi-property portfolio to the Lightstone Group for $52.7 million. The portfolio consists of 17 retail properties, which are cross-collateralized in a securitized loan program and in the aggregate contain approximately 2.3 million square feet; 10 located in Pennsylvania and 7 in various southeastern states from Virginia to Florida. The properties represented approximately 25% of the Company's total property square footage but only 4% of Acadia's total net asset value. Acadia will be retaining a senior, preferred interest in the owning entity.

The portfolio includes four Ames and three Kmart stores. As a result of this sale, Acadia's remaining exposure to Ames and Kmart locations has been reduced to only four and seven (includes one Kmart at a joint venture property) locations, respectively, all of which are at or below market rents.

Kenneth F. Bernstein, Acadia's President and CEO, stated: "This brings us to the successful conclusion of our non-core property disposition program and marks the culmination of our three year turnaround program. This sale significantly improves the strength and quality of our real estate portfolio, leaving us with a solid core of properties located in predominantly high barrier-to-entry markets and anchored by necessity-based, supermarket and discount retailers. The sales price is consistent with both the upper end of our previously stated NAV guidance and our previous earnings guidance for 2002, which we will be discussing in greater detail in our upcoming conference call next week. In addition to providing additional capital for recycling, this transaction also strengthens an already healthy balance sheet by eliminating $42.4 million of fixed-rate above-market debt (8.84%)."

Acadia Realty Trust, headquartered on Long Island, NY, is a self-administered equity real estate investment trust structured as an UPREIT, which specializes in the operation, management, leasing, renovation and acquisition of shopping centers properties. The Company currently owns and operates 35 properties totaling approximately 7 million square feet, primarily in the eastern half of the United States. Acadia's principal executive offices are located in Port Washington, New York. For more information on Acadia Realty Trust visit the Company's Web site at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.